[DELOITTE LETTERHEAD]





November 27, 2002


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

	Re:	Morgan Stanley Institutional Fund Trust (the
"Registrant")

Ladies and Gentlemen:

	In accordance with Item 304(a)(3) of Regulation S-K, this is to confirm that the Registrant has provided us with the disclosures concerning the Registrant's change in accountants that the Registrant has included in its Annual Report for its fiscal year ended September 30, 2002. We agree with the disclosures made by the Registrant in response to Item 304 of Regulation S-K.

						Very truly yours,



						Deloitte & Touche LLP
Deloitte & Touche LLP
January 16, 2002
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